Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	December 3, 2020
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Continues Its Leadership Position
in Sustainability Efforts

Chicago (December 3, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), built on its momentum in achieving sustainability benchmarks by earning a three-star GRESB Rating in the 2020 Real Estate Assessment. The rating comes from the leading, institutionally accepted, global non-profit agency committed to creating better places for people and communities. GRESB, which stands for Global Real Estate Sustainability Benchmark, evaluates the environmental, social and governance (ESG) performance of real estate investment portfolios worldwide. This is JLL Income Property Trust’s third annual GRESB ranking, after becoming the first NAV REIT to earn a ranking in 2018. It has received either a three- or four-star rating over all three years.
“Good investing includes looking closely at ESG, and we pride ourselves on making investment decisions that incorporate the core principles of our environmental, social and governance policies,” said Allan Swaringen, President & CEO of JLL Income Property Trust. “Benchmarking our portfolio with leading public and private real estate funds both nationally and globally provides our stockholders and their financial advisors the important context they need to understand that we invest with ESG best practices in mind.”
JLL Income Property Trust, which currently owns a more than $3 billion, 79-property portfolio of core commercial real estate, also earned Fitwel certifications for two of its Class A apartment communities: 180 North Jefferson in Chicago and The Penfield in St. Paul, Minnesota. Created by the U.S. Centers for Disease Control and Prevention and U.S. General Services Administration, Fitwel certifies that buildings meet the health and wellness needs of the people who use them. Using a certified double-blind method created by health professionals, the certification accounts for factors in 12 categories such as location, indoor spaces, water supply and emergency procedures. For certification, 90 to 104 points is required for a single star rating; 105 to 124 points earns two stars; and 125 to a maximum of 144 points garners three stars.
180 N. Jefferson, a 274-unit apartment community, received a one-star designation, given its excellent walkability and proximity to parks, bike sharing programs and grocery stores, its outdoor common areas and tobacco-free policies, and its strategic design meant to limit indoor noise.
The Penfield, a 254-unit apartment community, became the first apartment community in Minnesota to receive a Fitwel certification, receiving a two-star rating given its proximity to parks, playground and bike share, an attached grocery store, tobacco-free and indoor air quality policies, and units that minimize noise and maximize natural views. The rating represents the first portfolio property to receive a two star-rating.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69 billion of assets in private and public real estate property and debt investments as of Q3 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.